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Exhibit 99.

PRESS RELEASE

For Immediate Release	Contact: Kenneth C. Ditzler Franklin Financial Services Corporation (717) 261-3665

Franklin Financial earnings increase nearly 8%

        (Chambersburg) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $1,529,000 for the first three months of 2003.

        This represents an increase of 7.8% when compared to earnings of $1,418,000 for the quarter ended March 31, 2002. On a per share basis, basic earnings were $.57 for the first three months in 2003 compared to $.53 for the same period in 2002, a 7.5% increase.

        Total assets at March 31, 2003 grew by 2.6% over totals a year earlier to $528,739,000. Net loans were up 3.0%, and total deposits and repurchase agreements increased by 1.0%. The market value of trust assets under management slipped to $352,684,000 on March 31, 2003, a 6.5% decline as a result of lower market valuations.

        Franklin Financial is the bank holding company for F&M Trust, a locally-owned and operated community bank with fourteen community offices throughout Franklin and Cumberland Counties in Boiling Springs, Carlisle, Chambersburg, Marion, Mont Alto, Newville, Shippensburg and Waynesboro.

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  Exhibit 99.